Exhibit 14.1

GREEN VISOR FINANCIAL TECHNOLOGY ACQUISITION CORP. I

CODE OF ETHICS AND BUSINESS CONDUCT

Business Ethics and Compliance Standards and Procedures

Integrity, honesty and sound judgment are fundamental to the reputation and success of Green Visor Financial Technology Acquisition Corp. I (“Green Visor”) and its subsidiaries (collectively, the “Company”). The policies outlined in this Code of Ethics and Business Conduct (this “Code”) are designed to ensure that all directors, officers (including the principal executive officer, principal financial officer, principal accounting officer, controller and persons performing similar functions) and employees of the Company (collectively, “Covered Parties”) not only conduct themselves lawfully at all times, but also maintain the highest ethical standards in every aspect of their business dealings and seek to avoid even the appearance of improper behavior.

The Code serves as a guide for Covered Parties when faced with legal or ethical questions, and it is the responsibility of Covered Parties to read carefully and understand it. The Code is not all-inclusive, however, and we do not expect the Code to answer every possible question that may come up in the course of conducting business. The Company expects Covered Parties to use their own reasonable judgment at all times to follow the high ethical standards to which the Company is committed. If you are concerned about an ethical situation or are not sure whether specific conduct meets the Company’s standards of conduct, you are responsible for asking your supervisors or managers and, where appropriate, the Company’s Chief Financial Officer, any question that you feel is necessary to understand the Company’s expectations of you.

The Code is not intended to reduce or limit the other obligations that Covered Parties may have to the Company, including but not limited to those obligations set forth in the Company’s Securities Trading Policy, which are policies on business conduct which supplement and are in addition to this Code. In the case of the Company’s non-employee directors, compliance with this Code is subject to provisions of the Company’s organizational documents, Certificate of Incorporation, memorandum and articles of association, as amended, Registration Shareholder Rights Agreement and any shareholder agreement with the Company.

No Covered Party should be misguided by any sense of false loyalty to the Company or a desire for profitability that might cause him or her to disobey any applicable law or Company policy. Covered Parties who fail to comply (either in letter or spirit) with the Code may be subject to disciplinary action, including termination of employment. The following are examples of conduct that may result in discipline:

•	Actions that violate any Company policy;

•	Requesting others to violate any Company policy;

•	Failure to promptly disclose a known or suspected violation of any Company policy;

•	Failure to cooperate in Company investigations of possible violations of any Company policy;

•	Retaliation against other Covered Parties for reporting a good faith integrity concern; and

•	Failure to demonstrate the leadership and diligence needed to ensure compliance with Company policies and applicable law.

It is important to understand that a violation of this Code and certain Company policies may subject the Company and you to civil liability and damages, regulatory sanction and/or criminal prosecution.

Conflicts of Interest

It is the Company’s policy that all Covered Parties avoid any conflict between their personal interests and those of the Company. The purpose of this policy is to ensure that the Company’s honesty and integrity, and therefore its reputation, are not compromised. The fundamental principle guiding this policy is that no Covered Party should have, or appear to have, personal interests or relationships that actually or potentially conflict with the best interests of the Company. In the case of the Company’s non-employee directors, compliance with this Code is subject to provisions of the Company’s organizational documents and any shareholders agreement with the Company.

Exceptions to this policy may only be made after review and approval of specific or general categories by (i) agreement of at least two members of senior management (in the case of employees) or (ii) the Board of Directors or a committee thereof (in the case of executive officers or directors). Conflicts of interest may not always be clear cut, so if you have a question, you should consult with your supervisors or managers and, where appropriate, the Company’s Chief Financial Officer.

It is not possible to give an exhaustive list of situations that might involve violations of this policy. However, the situations that would constitute a conflict in most cases include but are not limited to:

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Holding an interest in or accepting free or discounted goods from any organization that does, or is seeking to do, business with the Company, by any Covered Party who is in a position to directly or indirectly influence either the Company’s decision to do business, or the terms upon which business could be done with such organization;

•	Profiting personally, e.g., through commissions, loans, expense reimbursements or other payments, from any organization seeking to do business with the Company; or

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Taking part in a Company business decision that involves a company with which such person or such person’s family members have a personal affiliation or a Company decision that involves hiring or supervising a family member.

A conflict of interest would also exist when a member of an employee’s immediate family is involved in situations such as those above. Each individual’s situation is different, and in evaluating his or her own situation, a Covered Party will have to consider many factors.

Any Covered Party who becomes aware of a conflict or potential conflict involving an employee, other than an officer, should promptly bring it to the attention of a supervisor or manager. Any supervisor or manager who receives a report of a conflict or potential conflict must report it immediately to the Company’s Chief Financial Officer. An actual or potential conflict of interest involving a member of senior management, other than an executive officer, should be disclosed directly to the Company’s Chief

Financial Officer, who will disclose such conflict of interest to the Board, and actual or potential conflicts of interest involving an executive officer or director should be disclosed directly to the Board of Directors. Alternatively, Covered Parties may utilize the notification procedures described below under “Reporting Any Illegal Or Unethical Behavior.”

Corporate Opportunities

Covered Parties owe a duty to the Company to advance the Company’s legitimate business interests when the opportunity to do so arises. Each Covered Party is prohibited from:

•	Diverting to himself or herself or to others any opportunities that are discovered through the use of the Company’s property or information or as a result of his or her position with the Company; and

•	Using the Company’s property or information or his or her position for improper personal gain.

Notwithstanding the foregoing, in the case of the Company’s non-employee directors, compliance with this Code is subject to provisions of the Company’s organizational documents, Certificate of Incorporation, memorandum and articles of association, as amended, Registration Shareholder Rights Agreement and any shareholder agreement with the Company.

Confidential Information

In the course of his or her participation in the work of the Company, a Covered Party may obtain or have access to non-public information that might be of use to competitors, or harmful to the Company or the other source of such information, if disclosed. Such information may have been or may be provided in written or electronic form or orally. All such information, from whatever source obtained and regardless of the Company’s connection to the information, is referred to herein as “Confidential Information.”

The Company is strongly committed to protecting Confidential Information, whether generated within the Company or obtained from some other source. The Company is also strongly committed to avoiding the misuse, or the appearance of misuse, of such information, whether in connection with the trading of securities or otherwise.

Covered Parties must maintain the confidentiality of Confidential Information, except when disclosure is either expressly authorized by the Company or required by law.

Notwithstanding the foregoing, and notwithstanding any other confidentiality or non-disclosure agreement (whether in writing or otherwise, including without limitation as part of an employment agreement, separation agreement or similar employment or compensation arrangement) applicable to current or former employees, this Code does not restrict any current or former employee from communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation, provided that (i) in each case such communications and disclosures are consistent with applicable law and (ii) the information subject to such disclosure was not obtained by the current or former employee through a communication that was subject to the attorney-client privilege, unless such disclosure of that information would otherwise be permitted by an attorney pursuant to 17 CFR 205.3(d)(2), applicable state attorney conduct rules, or otherwise. Any agreement in conflict with the foregoing is hereby deemed amended by the Company to be consistent with the foregoing.

Competition and Fair Dealing

We seek to outperform our competitors fairly and honestly. We seek competitive advantages through superior performance, never through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies, is prohibited. Covered Parties should endeavor to respect the rights of and deal fairly with the Company’s customers, suppliers, competitors, and employees. No Covered Party should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice.

No bribes, kickbacks or other similar payments in any form shall be made directly or indirectly to or for anyone for the purpose of obtaining or retaining business or obtaining any other favorable action. The Company and the individuals involved may be subject to disciplinary action as well as potential civil or criminal liability for violation of this policy.

Protection and Proper Use of Company Assets

Theft, carelessness and waste have a direct impact on the Company’s profitability. Covered Parties have a duty to safeguard Company assets and ensure their efficient use. Company assets should be used only for legitimate business purposes and Covered Parties should take measures to ensure against their theft, damage, or misuse.

Company assets include tangible property, intellectual property such as patents, trademarks, business and proprietary information such as new products, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information is a violation of this Code.

Covered Parties who have access to proprietary and confidential information are obligated to safeguard it from unauthorized access in accordance with the Company’s policy on Confidential Information described above.

Compliance with Laws, Rules and Regulations

Obeying the law, both in letter and in spirit, is one of the foundations on which the Company’s ethical standards are built. In conducting the business of the Company, Covered Parties must respect and obey the laws of the jurisdictions in which we operate. Although not all Covered Parties are expected to know the details of these laws, it is important to know enough about the applicable local, state and national laws to determine when to seek advice from the Company’s Chief Financial Officer or other appropriate personnel. If a law conflicts with any Company policy or this Code, you must comply with the law. There are serious consequences for failing to follow any applicable laws, rules and regulations, including termination of service and potential criminal and civil penalties.

Inappropriate Trading

Prohibition Against Insider Trading

The federal securities laws prohibit any person who is in possession of material, non-public information from engaging in securities transactions on the basis of such information and from communicating such information to any other person for such use. Transacting in securities of the Company, or any other company, while you possess material, nonpublic information is known as “insider trading.” “Tipping,” which is also prohibited, means communicating such material, nonpublic information to another for his or her or its use. Any of these actions may amount to “insider trading” and are strictly prohibited.

What is considered “transacting” in securities?

Transactions in securities include any purchase, sale or other transaction to acquire, transfer or dispose of securities, including, but not limited to, open market purchases or sales; gifts, transfers or other contributions; pledges; exercises of share options; sales of shares acquired upon the exercise of share options; transactions made under an employee benefit plan such as a 401(k) plan or share purchase plan; and transactions with respect to derivative instruments (whether or not issued by the subject company), relating to such company’s securities.

Do “securities” include more than just ordinary shares?

Securities include, but are not limited to, ordinary shares; restricted shares; restricted share units; preferred securities; debt securities, such as bonds, notes and debentures; put or call options; and other derivative instruments (whether or not issued by the subject company), which include, but are not limited to, options, warrants, unit interests, partnership interests or other equity interests, that are convertible or exchangeable into such company’s securities, as well as instruments transferring, in whole or in part, any of the economic consequences of owning such company’s securities and instruments providing another, directly or indirectly, with the opportunity to profit or share in any profit derived from, or otherwise economically benefit from, any increase or decrease in the value of any of such company’s securities.

When is information “non-public,” and what might be considered “material” information?

Generally, information is “non-public” if it has not been effectively made available to investors generally, and information is “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell or hold a security or where it is likely to have a significant effect on the market price of the security. Both positive and negative information may be material. While it is not possible to compile an exhaustive list, information concerning any of the following items may be considered material:

•	quarterly or annual results;
•	guidance on earnings estimates and changing or confirming such guidance on a later date or other projections of future financial performance;

•	mergers, acquisitions, tender offers, joint ventures, or changes in assets;
•	significant developments with respect to products or technologies;
•	developments regarding the Company’s material intellectual property;
•	developments regarding customers or suppliers, including the acquisition or loss of an important contract;
•	changes in control or in senior management;
•	changes in compensation policy;
•	change in or dispute with the Company’s independent registered public accounting firm or notification that the Company may no longer rely on such firm’s report;
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financings and other events regarding the Company’s securities (e.g., defaults on securities, calls of securities for redemption, share repurchase plans, share splits, public or private sales of securities, changes in dividends and changes to the rights of securityholders);

•	significant write-offs;
•	significant pending or threatened litigation or governmental investigations or significant developments with respect to litigation or governmental investigations;
•	cybersecurity incidents or events; and
•	impending bankruptcy, corporate restructuring, or receivership.

You should resolve any question concerning materiality of particular information in favor of materiality, and, thus, disclosure should be avoided until such information has been publicly disclosed or it has been determined that such information is not, or has ceased to be, material. We note that decisions with respect to whether particular information is or is not material are judged in hindsight, and the Securities and Exchange Commission (the “SEC”) takes a broad view as to what information is considered material. If you have any questions as to whether certain information may be material, please contact the Chief Financial Officer.

What am I prohibited from doing while in possession of material non-public information?

All Covered Parties are prohibited from:

•	transacting in the Company’s securities at any time when in possession of material, non-public information about the Company;

•	transacting in securities of any other company at any time when in possession of material, non-public information about that company; and

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disclosing material, non-public information to any other person (“tipping”), including spouses, relatives, friends, co-habitants or business associates, who then transacts in securities or passes the information on further.

Prohibition Against Other Improper Trading Activity

In addition to the prohibition of transacting in Company securities while in possession of material non-public information, there are other trading activities in relation to the Company’s securities that, whether or not unlawful, you are prohibited from engaging in, as these transactions are not consistent with a long-term investment in the Company or are designed to profit from fluctuations in the price of the Company’s securities.

Accordingly, you may not engage in activity of the type that is designed to profit from trading (versus investing) activity or that is designed to profit from or hedge against decreases in the value of the Company’s securities.

Are there prohibited trading activities regardless whether I possess material nonpublic information?

Examples of such inappropriate trading activity include, but are not limited to:

•	trading activity designed to profit from fluctuations in the price of these securities, such as “day trading” and arbitrage trading;

•	engaging in “short-selling” of the Company’s securities (i.e., selling Company securities that such person does not own and borrowing such securities to make delivery); and

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using forward contracts, equity swaps, collars, exchange funds, puts, calls, options and other derivative securities or any instruments designed to increase in value as a result of, or hedge or offset any decrease in, the market value of the Company’s securities.

These prohibitions apply regardless of whether the securities have been granted to a Covered Party by the Company as part of his or her compensation or are held, directly or indirectly, by such person.

What is the Company’s policy on margin accounts and pledging?

No Covered Party may purchase the Company’s securities on margin, borrow against any account in which the Company’s securities are held or pledge the Company’s securities as collateral for a loan.

Additional Sources of Information

In addition to the foregoing, the Company has also adopted a Securities Trading Policy, which supplements this Code and applies to directors, executive officers and employees of the Company as well as family members and trusts of such persons, corporations and other entities controlled by such persons. All Covered Parties should read such policy in its entirety and periodically refer to it for additional guidance.

If you have any doubts as to the propriety of any transaction, you should seek advice from the Chief Financial Officer before undertaking the sale or purchase of any of the Company’s or other’s securities.

Accuracy of Records

It is the Company’s policy to make full, fair, accurate, timely and understandable disclosures in compliance with applicable laws and regulations in all reports and documents that the Company files with, or submits to, the U.S. Securities and Exchange Commission, state agencies, and in all other public communications made by the Company.

The integrity, reliability and accuracy in all material respects of the Company’s books, records and financial statements are fundamental to the Company’s continued and future business success. In addition, as a company whose shares are publicly-traded, the Company is subject to a number of laws and regulations that govern our business records, including U.S. securities laws. The Company must record its financial activities in compliance with all applicable laws and accounting practices and provide current, complete and accurate information to any and all government agencies. No Covered Party may cause the Company to enter into a transaction with the intent to document or record it in a deceptive or unlawful manner. In addition, no Covered Party may create any false or artificial documentation or book entry for any transaction entered into by the Company. Similarly, Covered Parties who have responsibility for accounting and financial reporting matters have a responsibility to accurately record all funds, assets and transactions on the Company’s books and records.

Reporting Any Illegal or Unethical Behavior

If you believe that actions have taken place, may be taking place or may be about to take place that violate or would violate this Code, the policies referenced herein or any applicable legal or regulatory requirements or that concern any accounting, internal accounting controls or auditing matters, you are expected to bring the matter to the attention of the Company. You are encouraged to talk to supervisors and managers about actual or suspected illegal or unethical behavior and when in doubt about the best course of action in a particular situation. Any supervisor or manager who receives a report of a potential violation of this Code, the policies referenced herein or any other applicable legal or regulatory requirement or that concerns any accounting, internal accounting controls or auditing matters must report it immediately to the Company’s Chief Financial Officer.

Employees may report any violations or suspected violations of accounting or auditing matters, applicable laws and regulatory requirements or the Company’s non-retaliation policies (as detailed below) openly, confidentially or anonymously. Unless necessary to conduct an adequate investigation or compelled by judicial or other legal process, the Company will protect the identity of any person who reports potential misconduct and who asks that their identity remain confidential. The Company will also use reasonable efforts to protect the identity of the person about or against whom an allegation is brought, unless and until it is determined that a violation has occurred. Any person involved in any investigation in any capacity of possible misconduct must not discuss or disclose any information to anyone outside of the investigation unless required by law or when seeking his or her own legal advice, and is expected to cooperate fully in any investigation.

Any other interested party may report to the Chief Financial Officer any violations or suspected violations of this Code, the policies referenced herein or any other applicable legal or regulatory requirement or that concerns any accounting, internal accounting controls or auditing matters. Any such report must be accompanied by the name of the person submitting the report.

In addition to any other avenue available, reports may be made to the Audit Committee or the Chief Financial Officer as follows:

(a) in writing to Green Visor Financial Technology Acquisition Corp. I, Attn: Audit Committee or Chief Financial Officer at 88 Kearny Street, Suite 850, San Francisco, CA 94108; or

(b) by sending an email to rich@gvfintaci.com.

Neither the Company, the Audit Committee nor any director, officer, employee, contractor, subcontractor or agent of the Company will, directly or indirectly, discharge, demote, suspend, threaten, harass or in any manner discriminate or retaliate against any person who, in good faith, makes a report to or otherwise assists the Audit Committee, management or any other person or group, including any governmental, regulatory or law enforcement body, in investigating a report. These prohibitions also apply to the Company’s subsidiaries and affiliates whose financial information is included in the consolidated financial statements of the Company. Any person who engages in any such retaliation is subject to discipline, up to and including termination, and in appropriate cases, civil and/or criminal liability.

Any use of these reporting procedures in bad faith or in a false or frivolous manner will be considered a violation of this Code.

Administration

Board of Directors. The Board of Directors, through the Audit Committee, will help ensure this Code is properly administered. The Audit Committee is responsible for the periodic review of the compliance procedures in place to implement this Code and will recommend clarifications or necessary changes to this Code to the Board for approval.

Officers and Managers. All officers and managers are responsible for reviewing this Code with their employees and ensuring that all employees, officers and directors have signed the attached certification. Officers and managers are also responsible for the diligent review of practices and procedures in place to help ensure compliance with this Code.

Waivers of the Code

Any waiver of any provision of this Code for executive officers or directors of the Company must be approved by the Board of Directors or a committee of the Board of Directors of the Company and will be promptly disclosed if and as required by applicable securities law and/or stock exchange rules.

Effective Date: October 8, 2021